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                                                                    EXHIBIT 99.1
                           SYBRON ACQUISITION COMPANY

                             1990 STOCK OPTION PLAN

                Approved By Board of Directors: December 1, 1990

                   Approved By Shareholders: November 26, 1991

                            As Amended: April 7, 1992

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                           SYBRON ACQUISITION COMPANY

                             1990 STOCK OPTION PLAN

                                TABLE OF CONTENTS

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Scope and Purpose of Plan................................................................    1

SECTION 1.     Definitions...............................................................    1

SECTION 2.     Stock and Maximum Number of Shares Subject to the Plan....................    3

   2.1.     Description of Stock and Maximum Shares Allocated............................    3
   2.2.     Restoration of Unpurchased Shares............................................    3
   2.3.     Maximum Number of Shares that may be Granted to Committee Members............    3

SECTION 3.     Administration of the Plan................................................    3

   3.1.     Stock Option Grants and Plan Administration..................................    3
   3.2.     Duration, Removal, Etc.......................................................    4
   3.3.     Meetings and Actions of Committee............................................    4
   3.4.     Committee's Powers...........................................................    4

SECTION 4.     Eligibility and Participation.............................................    5

   4.1.     Eligible Individuals.........................................................    5
   4.2.     No Right to Option...........................................................    5

SECTION 5.     Grant of Options and Certain Terms of the Agreements......................    5


SECTION 6.     Terms and Conditions of Options...........................................    6

   6.1.     Number of Shares.............................................................    6
   6.2.     Exercise Price...............................................................    6
   6.3.     Medium and Time of Payment, Method of Exercise, and Withholding Taxes........    6
   6.4.     Term, Time of Exercise, and Transferability of Options.......................    7
   6.5.     Limitation on Aggregate Value of Shares That Max Become First Exercisable
            During Any Calendar Year Under an Incentive Option...........................   10
   6.6.     Adjustments Upon Changes in Capitalization, Merger, Etc......................   10
   6.7.     Rights as a Shareholder......................................................   12
   6.8.     Modification, Extension and Renewal of Options...............................   12
   6.9.     Furnish Information..........................................................   13
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
   6.10.    Obligation to Exercise; Termination of Employment............................   13
   6.11.    Agreement Provisions.........................................................   13
   6.12.    Non-Transferability of Option................................................   13

SECTION 7.     Remedies and Legend.......................................................   13

   7.1.     Remedies.....................................................................   13
   7.2.     Specific Performance.........................................................   13
   7.3.     Legend.......................................................................   14

SECTION 8.     Duration of Plan..........................................................   14

SECTION 9.     Amendment of Plan.........................................................   14


SECTION 10.    General...................................................................   14

   10.1.    Implication of Funds.........................................................   14
   10.2.    Right of the Corporation and Affiliates to Terminate Employment..............   14
   10.3.    No Liability for Good Faith Determinations...................................   15
   10.4.    Information Confidential.....................................................   15
   10.5.    Other Benefits...............................................................   15
   10.6.    Execution of Receipts and Releases...........................................   15
   10.7.    No Guarantee of Interests....................................................   15
   10.8.    Payment of Expenses..........................................................   15
   10.9.    Corporation Records..........................................................   16
   10.10.   Information..................................................................   16
   10.11.   No Liability of Corporation..................................................   16
   10.12.   Corporation Action...........................................................   16
   10.13.   Severability.................................................................   16
   10.14.   Notices......................................................................   16
   10.15.   Waiver of Notice.............................................................   16
   10.16.   Successors...................................................................   16
   10.17.   Headings.....................................................................   16
   10.18.   Governing Law................................................................   17
   10.19.   Word Usage...................................................................   17

SECTION 11.    Approval of Shareholders..................................................   17
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                           SYBRON ACQUISITION COMPANY

                             1990 STOCK OPTION PLAN

                            Scope and Purpose of Plan

      This Sybron Acquisition Company 1990 Stock Option Plan (the "Plan") provides for the granting of:

            (a) Incentive Options to certain key employees of and the Corporation or of its Affiliates, and

            (b) Nonstatutory Options to certain key employees of the Corporation or of its Affiliates.

      The purpose of the Plan is to provide an incentive for key employees of the Corporation or its Affiliates to remain in the service of the Corporation or its Affiliates, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates.

SECTION 1. Definitions.

      1.1. "Affiliates" means any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. For purposes of determining periods of exercisability of an Incentive Option after termination of employment, or any other matter related to sections 422A or 425 of the Code, Affiliates shall also include any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation if each of the corporations, other than the Corporation, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      1.2. "Agreement" means the written agreement between the Corporation and a Holder evidencing the Option granted by the Corporation and the understanding of the parties with respect thereto.

      1.3. "Board" means the board of directors of the Corporation.

      1.4. "Code" means the Internal Revenue Code of 1986, as amended.

      1.5. "Committee" means the committee appointed pursuant to Section 3 hereof by the Board to administer this Plan.

                                       1
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      1.6. "Corporation" means the Sybron Acquisition Company, its successors and assigns.

      1.7. "Eligible Individuals" means key employees, including officers and directors who are also employees of the Corporation or of any of its Affiliates. Notwithstanding the foregoing provisions of this Section 1.7, to ensure that the requirements of Section 3.1 are satisfied, the Board may at any time specify individuals who shall not be eligible for the grant of Options or options or stock appreciation rights or allocations of stock under any plan of the Corporation or its affiliates (as such terms are used in Rule 16b-3(d)(3) or any successor rule). The Board may at any time determine that an individual who has been so excluded from eligibility shall become an Eligible Individual hereunder or eligible under any other plan.

      1.8. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      1.9. "Fair Market Value" means:

      (a) If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, the last reported sale price on such exchange on the last business day prior to the date in question; or

      (b) If shares of Stock of the same class shall not be listed or admitted to unlisted trading privileges as provided in Section 1.9(a) and sales prices therefor in the over-the-counter market shall be reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. ("NASDAQ") National Market System at the date of determining the Fair Market Value, the last reported sale price so reported on the last business day prior to the date in question; or

      (c) If shares of Stock of the same class shall not be listed or admitted to unlisted trading privileges as provided in Section 1.9(a) and sales prices therefor shall not be reported by the NASDAQ National Market System as provided in Section 1.9(b), and bid and asked prices therefor in the over-the-counter market shall be reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, the average of the closing bid and asked prices on the last business day prior to the date in question; and

      (d) If shares of Stock of the same class shall not be listed or admitted to unlisted trading privileges as provided in Section 1.9(a) and sales prices or bid and asked prices therefor shall not be reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Section 1.9(b) or Section 1.9(c) at the date of determining the Fair Market Value, the value determined in good faith by the Board.

For purposes of valuing Incentive Options, the Fair Market Value of Stock shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

      1.10. "Holder" means an Eligible Individual to whom an Option has been granted.

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

      1.11. "Incentive Options" means stock options that are intended to satisfy the requirements of section 422A of the Code.

      1.12. "Nonstatutory Options" means stock options that do not satisfy the requirements of section 422A of the Code.

      1.13. "Options" means either Incentive Options or Nonstatutory Options, or both.

      1.14. "Rule" means a rule promulgated under the Exchange Act.

      1.15. "Securities Act" means the Securities Act of 1933, as amended.

      1.16. "Stock" means the Corporation's authorized $0.01 par value common stock together with any other securities with respect to which Options granted hereunder may become exercisable.

SECTION 2. Stock and Maximum Number of Shares Subject to the Plan.

      2.1. Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give a Holder the right to purchase may be unissued or reacquired shares of Stock, as the Board may, in its sole and absolute discretion, from time to time determine.

      Subject to the adjustments provided for in Section 6.6 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options granted hereunder may equal but shall not exceed 100,000 shares.

      2.2. Restoration of Unpurchased Shares. If an Option granted hereunder expires or terminates for any reason during the term of this Plan and prior to the completion of the Restriction Period or exercise of the Option in full, the shares of Stock subject to but not issued under such Option shall again be available for Options granted hereunder subsequent thereto.

      2.3. Maximum Number of Shares that may be Granted to Committee Members. The provisions of this Section 2.3 will apply only in the event that the Stock is registered under section 12 of the Exchange Act. Except as provided in
Section 3.1(a) concerning "disinterested persons," the maximum number of shares that may be acquired hereunder by or subject to an Option in favor of any Committee member who is not a disinterested person (as defined in Section 3) is 10,000 shares. In addition, the maximum period that may be specified in the Agreement of a Committee member who is not a disinterested person within which an Option granted hereunder may be exercised is 10 years.

SECTION 3. Administration of the Plan.

      3.1. Stock Option Grants and Plan Administration. The Plan shall be administered by the Committee and shall consist of at least three members of the Board. Unless the Stock is registered under section 12 of the Exchange Act, the Board will have exclusive power to grant

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Options and the Committee will make recommendations to the Board concerning the granting of Options. In the event the Stock is registered under section 12 of the Exchange Act, the authority of the Board to grant Options will be deemed delegated to the Committee and all members of the Committee shall be either:

(a) "disinterested persons," as defined in Rule 16b-3(d)(3) or any successor rule; and in such event members of the Committee shall not be eligible to receive Options, stock options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its affiliates (as such terms are used in Rule 16b-3(d)(3) or any successor rule) while they are serving as members of the Committee and must not have been eligible to receive Options or such options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates within one year prior to their appointment to the Committee; or

(b)   directors or officers of the Corporation subject to the limitations of
      Section 2.3.

      3.2. Duration, Removal, Etc. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board.

      3.3. Meetings and Actions of Committee. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Corporation as it may deem advisable.

      3.4. Committee's Powers. Subject to the express provisions hereof, the Committee shall have the authority in its sole and absolute discretion:

(a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan;

(b) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) subject to Section 6 of the Plan, the term and the period or periods and extent of exercisability of the Options, (ii) the extent to which the transferability of shares of Stock issued upon exercise of Options is restricted, (iii) the effect of termination of employment upon the exercisability of the Options, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service);

(c) to accelerate the time of exercisability of any Option that has been granted;

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(d)   to construe the respective Option Agreements and the Plan; and

(e) to make all other determinations and perform all other acts necessary or advisable for administering the Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Section 3.4; such determinations shall be final, binding and conclusive.

SECTION 4. Eligibility and Participation.

      4.1. Eligible Individuals. Options may be granted hereunder only to persons who are Eligible Individuals at the time of the grant thereof. Notwithstanding any provision contained herein to the contrary, a person shall not be eligible to receive an Incentive Option hereunder unless he is an employee of the Corporation or an Affiliate, nor shall a person be eligible to receive an Incentive Option hereunder if he, at the time such Option is granted, would own (within the meaning of sections 422A and 425 of the Code) stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Corporation or of an Affiliate unless at the time such Incentive Option is granted the exercise price per share of Stock is at least 110% of the Fair Market Value of each share of Stock to which the Incentive Option relates and the Incentive Option is not exercisable after the expiration of five years from the date it is granted.

      4.2. No Right to Option. The adoption of the Plan shall not be deemed to give any person a right to be granted an Option.

SECTION 5. Grant of Options and Certain Terms of the Agreements.

      Except as provided in Section 3.1, the Board shall determine which Eligible Individuals shall be granted Options hereunder from time to time, subject to the express provisions hereof. In making grants, the Board may take into consideration the contribution the potential Holder has made or may make to the success of the Corporation or its Affiliates and such other considerations as the Board may from time to time specify. The Board shall also determine the number of shares subject to each of such Options, and shall authorize and cause the Corporation to grant Options in accordance with such determinations.

      The date on which the Board completes all action constituting an offer of an Option to an individual, including the specification of the number of shares of Stock to be subject to the Option, shall be the date on which the Option covered by an Agreement is granted, even though certain terms of the Agreement may not be at such time determined and even though the Agreement may not be executed until a later time. For purposes of the preceding sentence, an offer shall be deemed made if the Board has completed all such action except communication of the grant of the Option to the potential Holder. In no event, however, shall a Holder gain any rights in addition to those specified by the Board in its grant, regardless of the time that may pass between the grant of the Option and the actual execution of the Agreement by the Corporation and the Holder.

      Each Option granted hereunder shall be evidenced by an Agreement, executed by the Corporation and the Eligible Individual to whom the Option is granted, incorporating such terms as the Board shall deem necessary or desirable. More than one Option may be granted and concurrently outstanding hereunder to the same Eligible Individual. Incentive Options and Nonstatutory Options granted to the same Eligible Individual shall be evidenced by separate Incentive Option and Nonstatutory Option Agreements.

      Each Agreement may provide for conditions giving rise to the forfeiture of the Stock or restrictions on the transferability of the Stock acquired pursuant to an Option granted hereunder or otherwise as the Board in its sole and absolute discretion shall deem proper or advisable. Conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Corporation or its Affiliates for a specified period of time. Restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and any other shareholder of the Corporation who is a party to the particular Agreement.

      In addition, the Board may grant cash awards payable in connection with the exercise of an Option, the terms and conditions of such awards to be such as the Board in its sole discretion deems appropriate; provided, however, that no such cash award shall be effective unless it can and does comply with any applicable requirements for exemption from liability pursuant to Rule 16b-3 or any successor rule.

SECTION 6. Terms and Conditions of Options.

      All Options granted hereunder shall comply with, be deemed to include, and shall be subject to the following terms and conditions:

      6.1. Number of Shares. Each Agreement shall state the number of shares of Stock to which it relates.

      6.2. Exercise Price. Each Agreement shall state the exercise price per share of Stock. Subject to the provisions of Section 4.1, the exercise price per share of Stock subject to an Incentive Option shall not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the date of the grant of the Option.

      6.3. Medium and Time of Payment, Method of Exercise, and Withholding Taxes. The exercise price of an Option shall be payable upon the exercise of the Option in cash or by certified or cashier's check payable to the order of the Corporation, or, if required by the Board, with shares of Stock to be issued to the Holder on exercise of the Option or that are otherwise owned by the Holder, including a multiple series of exchanges of such Stock, or with the consent of the Board, by a combination of cash and such shares. Exercise of an Option shall not be effective until the Corporation has received written notice of exercise. Such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate exercise price of the number of shares purchased. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share of Stock with respect to any Option.

      Within a reasonable time or such time as may be permitted by law after the Corporation receives notice of the Holder's election to exercise any part of an Option, the Corporation shall deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise. In the event that a Holder exercises any portion of both an Incentive Option and a Nonstatutory Stock Option, separate Stock certificates shall be issued, one for the Stock subject to the Incentive Option and one for the Stock subject to the Nonstatutory Stock Option. The number of the shares of Stock transferable due to an exercise of an Option under this Plan shall not be increased due to the passage of time, except as may be provided in an Agreement or pursuant to Section 6.6.

         The Corporation may, in its discretion, require a Holder to pay to the Corporation at the time of exercise of an Option or portion thereof the amount that the Corporation deems necessary to satisfy its obligation to withhold taxes incurred by reason of the exercise. Upon the exercise of an Option requiring tax withholding, a Holder may make a written request to have shares of Stock withheld by the Corporation from the shares otherwise received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. The acceptance of any such request by the Holder shall be at the sole discretion of the Corporation. Where the exercise of an Option does not give rise to an obligation to withhold taxes on the date of exercise, the Corporation may, in its discretion, require a Holder to place shares of Stock purchased under the Option in escrow for the benefit of the Corporation until such time as tax withholding is no longer required with respect to such shares or until such withholding is required on amounts included in the gross income of the Holder as a result of the exercise of an Option or the disposition of shares of Stock acquired pursuant thereto. At such later time, the Corporation, in its discretion, may require a Holder to pay to the Corporation the amount that the Corporation deems necessary to satisfy its obligation to withhold taxes incurred by reason of the exercise of the Option or the disposition of shares of Stock, in which case the shares of Stock shall be released from escrow to the Holder. Alternatively, subject to acceptance by the Corporation in its sole discretion, a Holder may make a written request to have shares of Stock held in escrow applied toward the Corporation's obligation to withhold taxes incurred by reason of the exercise of the Option or disposition of shares of Stock, based on the Fair Market Value of the shares on the date of the termination of the escrow arrangement. Upon application of such shares toward the Corporation's withholding obligation, any shares of Stock held in escrow and not, in the judgment of the Corporation, necessary to satisfy such obligation shall be released from escrow to the Holder.

      6.4. Term, Time of Exercise, and Transferability of Options. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option, an Option shall be exercisable during a Holder's lifetime only by him or by his guardian or legal representative. An Option shall not be transferable other than by will or the laws of descent and distribution. Each Option shall also be subject to the following terms and conditions:

(a) Termination of Employment or Directorship. The provisions of this Section 6.4(a) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because the Holder voluntarily terminates employment with such group of employers and the Holder does not remain or thereupon become a director of the Corporation or one or more of its Affiliates, or if a Holder ceases to be a director of at least one of the corporations in the group of corporations consisting of the Corporation and its Affiliates and the Holder does not remain or thereupon become an employee of the Corporation or one or more of it's Affiliates, the portion, if any, of an Option that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder's termination of employment or ceasing to be a director, whichever occurs latest, shall terminate and cease to be exercisable as of such date.

      If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because any of such entities terminates the Holder's employment for cause, the portion, if any, of an Option that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder's termination of employment, shall terminate and cease to be exercisable as of such date. "Cause" means, without regard to any similar determination of cause under any agreement with the individual other than an Agreement hereunder, a termination of employment for the breach by the Holder of any employment, nondisclosure, noncompetition, or other agreement to which the Holder and the Corporation or any Affiliate are parties, the participation by the Holder in any fraud, dishonesty, competition with the Corporation or an Affiliate, unauthorized use of the Corporation's or an Affiliate's trade secrets or confidential information, or continued gross neglect by the Holder of the duties assigned to him by the Corporation's or an Affiliate's board of directors (if such neglect continues for 30 days after notice by such board to the Holder specifying the duties being neglected by the Holder). Whether cause exists shall be determined by the Board or such board of directors in its sole discretion and in good faith.

      If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates because one or more of such entities terminates the employment of the Holder, but not for cause, and the Holder does not remain or thereupon become a director of the Corporation or one or more of its Affiliates, the Holder shall have the right for 30 days after such termination or cessation to exercise the Option with respect to that portion thereof that has become exercisable pursuant to Holder's Agreement as of the date of the Holder's termination of employment or cessation of directorship, whichever occurs latest, and thereafter that portion of the Option shall terminate and cease to be exercisable.

      That portion of the Option which is not exercisable on the date of termination of employment or cessation of directorship shall terminate and be forfeited to the Corporation on the date of such termination or cessation

(b) Disability. The provisions of this Section 6.4(b) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. "Disability" hereunder means the inability of a Holder to perform his duties with the Corporation or an Affiliate due to mental or physical incapacity for a period of six months. If a Holder ceases to be employed by at least one of the employers in the group of employers consisting of the Corporation and its Affiliates by reason of Disability and does not remain or thereupon become a director of the Corporation or one or more of its Affiliates, or if the Holder is only a director and ceases by reason of such Disability to be a director of at least one of the corporations in the group of corporations consisting of the Corporation and its Affiliates, the Holder shall have the right for 90 days after the date of termination of employment with or cessation of directorship of such group of employers by reason of Disability, whichever occurs latest, to exercise an Option to the extent such Option is exercisable on the date of his termination of employment or cessation of directorship, and thereafter the Option shall terminate and cease to be exercisable.

(c) Death. The provisions of this Section 6.4(c) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder dies while in the employ of the Corporation or an Affiliate or dies while a director of the Corporation or an Affiliate, an Option shall be exercisable by the Holder's legal representatives, heirs, legatees, or distributees for 90 days following the date of the Holder's death to the extent such Option is exercisable on the Holder's date of death, and thereafter the Option shall terminate and cease to be exercisable.

      Subject to the requirements of Section 4.1, no Incentive Option shall be exercisable after the expiration of ten years from the date it is granted. The Board shall have authority to prescribe in any Agreement that the Option evidenced thereby may be exercised in full or in part as to any number of shares subject thereto at any time during the term of the Option, or in such installments at such times during said term as the Board may prescribe. Except as provided above and unless otherwise provided in any Agreement, an Option may be exercised at any time during the term of the Option. Such exercise may be as to any whole (but no fractional) shares which have become purchasable under the Option Agreement.

      Nothing herein or in any Option granted hereunder shall require the Corporation to issue any shares upon exercise of any Option if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute, or any other applicable statute or regulation, as then in effect. At the time of any exercise of an Option, the Corporation may, as a condition precedent to the exercise of such Option, require from the Holder of the Option (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Holder (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect. Certificates for shares of Stock, when issued, may have the following or similar legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

      The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, in reliance upon an exception from registration. Without such registration, these shares may not be sold, transferred, assigned or otherwise disposed of unless, in the opinion of the Corporation and its legal counsel, such sale, transfer, assignment or disposition will not be in violation of the Securities Act applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

      6.5. Limitation on Aggregate Value of Shares That Max Become First Exercisable During Any Calendar Year Under an Incentive Option. Except as is otherwise provided in Section 6.6, with respect to any Incentive Option granted under this Plan, the sum of:

(a) the aggregate Fair Market Value of shares of Stock subject to such Incentive Option that first become purchasable in a calendar year under such Incentive Option, and

(b) the aggregate Fair Market Value of shares of Stock or stock of any Affiliate (or a predecessor of the Corporation or an Affiliate) subject to any other incentive stock option (within the meaning of section 422A of the Code) of the Corporation or its Affiliates (or a predecessor corporation of any such corporation), that first become purchasable in a calendar year under such incentive stock option may not (with respect to any Holder) exceed $100,000, with such Fair Market Value to be determined as of the date the Incentive Option or such other incentive stock option is granted.

For purposes of this Section 6.5, "predecessor corporation" means (i) a corporation that was a party to a transaction described in section 425(a) of the Code (or which would be so described if a substitution or assumption under such section had been effected) with the Corporation, (ii) a corporation which, at the time the new incentive stock option (within the meaning of section 422A of the Code) is granted, is an Affiliate of the Corporation or a predecessor corporation of any such corporations, or (iii) a predecessor corporation of any such corporations.

      6.6. Adjustments Upon Changes in Capitalization, Merger, Etc. In the event of any change in the number of outstanding shares of Stock that is:

(a) effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation,

(b)   by reason of the exercise of an Option, or

(c) by reason of a spin-off of a part of the Corporation into a separate entity, or assumptions and conversions of outstanding grants due to an acquisition by the Corporation of a separate entity,

the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change (provided, however, that any fractional share resulting from such adjustment may be eliminated) so that the total number of outstanding shares subject to an Option shall be the amount specified in Section 2.1 of the Plan. In the event of a dispute concerning such adjustment, the Committee has full discretion to determine the resolution of the dispute. Such determination shall be final, binding and conclusive. The number of reserved shares or the number of shares subject to any outstanding Option shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Section 6.6.

      The following provisions of this Section 6.6 shall apply unless a Holder's Agreement provides otherwise. In the event of:

(a)   a dissolution or liquidation of the Corporation,

(b) a merger or consolidation (other than a merger effecting a re-incorporation of the Corporation in another state or any other merger or a consolidation in which the shareholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the merger or consolidation) in which the Corporation is not the surviving corporation (or survives only as a subsidiary of another corporation in a transaction in which the shareholders of the parent of the Corporation and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Corporation and their proportionate interests therein immediately prior to the transaction; provided, however, that the Board may at any time prior to such a merger or consolidation provide by resolution that the foregoing provisions of this parenthetical shall not apply if a majority of the board of directors of such parent immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the transaction), or

(c) a transaction in which any person (other than a shareholder of the Corporation on the date of the Holder's Agreement) becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation (provided, however, that the Board may at any time prior to such transaction provide by resolution that this provision shall not apply if such acquiring person is a corporation and a majority of the board of directors of the acquiring corporation immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such 50% or more total combined voting power), the Board may, at its election, as of the effective time of such transaction, either (1) change the number and kind of shares of stock (including substitution of shares of another corporation) and exercise price of the effected Options in the manner it deems appropriate, provided, however, that the change must conform to the requirements for adjustment in the preceding paragraph of this Section 6.6, and in no event may any change be made under this Section 6.6 which would constitute a "modification" within the meaning of section 425(h)(3) of the Code; or (2) permit every Option then outstanding to terminate, but the Holders of each such then outstanding Options shall, in any event, have the right, immediately prior to such dissolution, liquidation, merger, consolidation, or transaction, to exercise such Options, to the extent not theretofore exercised, without regard to the determination as to the periods and installments of exercisability made pursuant to a Holder's Agreement if (and only if) such Options have not at that time expired or been terminated. In the event that the limitation set forth in Section 6.5 would be exceeded with respect to an Incentive Option, due to acceleration of exercisability under the events described in this Section the Options that become first exercisable that would cause the Section 6.5 limitation to be exceeded shall be deemed to be Nonstatutory Options. Such acceleration of exercisability shall not apply to a given Option if any surviving or acquiring corporation agrees to assume such Option in connection with the merger, consolidation, or transaction.

      6.7. Rights as a Shareholder. A Holder shall have no right as a shareholder with respect to any shares covered by his Option until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.6 hereof.

      6.8. Modification, Extension and Renewal of Options. Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted hereunder, or accept the surrender of Options outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new Options hereunder in substitution therefor (to the extent not theretofore exercised). The Committee may not, however, without the consent of the Holder, modify any outstanding Options so as to specify a higher or lower exercise price or base amount or accept the surrender of outstanding Incentive Options and authorize the granting of new Options in substitution therefor specifying a higher or lower exercise price. In addition, no modification of an Option granted hereunder shall, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted hereunder to such Holder under the Plan, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of section 422A of the Code.

      6.9. Furnish Information. Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

      6.10. Obligation to Exercise; Termination of Employment. The granting of an Option hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof. In the event of a Holder's termination of employment with the Corporation or an Affiliate, the unexercised portion of an Option granted hereunder shall terminate in accordance with Section 6.4 hereof.

      6.11. Agreement Provisions. The Agreements authorized hereunder shall contain such provisions in addition to those required by the Plan (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Committee shall deem advisable. Each Option Agreement shall identify the Option evidenced thereby as an Incentive Option or a Nonstatutory Option, as the case may be, and no Agreement shall cover both an Incentive Option and a Nonstatutory Option. Each Agreement relating to an Incentive Option granted hereunder shall contain such limitations and restrictions upon the exercise of the Incentive Option to which it relates as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in section 422A of the Code.

      6.12. Non-Transferability of Option. An Option granted under this Plan shall not be transferable except by will or by the laws of descent and distribution. During the Holder's lifetime, an Option may be exercised only by the Holder. The Holder may not make any disposition of an Option or any interest therein. As used in this Plan, "disposition" means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Holder's lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Section 6.12 shall be void and ineffective for all purposes.

SECTION 7. Remedies and Legend.

      7.1. Remedies. The Corporation shall be entitled to recover from a Holder reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

      7.2. Specific Performance. The Corporation shall be entitled to enforce the terms and provisions of this Plan and any Agreement, including the remedy of specific performance, in Milwaukee, Milwaukee County, Wisconsin.

      7.3. Legend. Each certificate representing shares issued to a Holder upon exercise of an Option granted under the Plan shall, if such share is subject to any transfer restriction, including a right of first refusal, provided for under this Plan or an Agreement, bear a legend that complies with applicable law with respect to the restrictions on transferability contained in this Section 7.3, such as:

      The shares represented by this certificate are subject to restrictions on transferability imposed by that certain instrument entitled "Sybron Acquisition Company 1990 Stock Option Plan" dated November 30, 1990, and an agreement thereunder between Sybron Acquisition Company and [Holder] dated __________, 19__, which grants to the Corporation an option to purchase such shares in certain instances. A copy of such plan and agreement is on file at the principal office of the Corporation, and is subject to the same right of examination by a shareholder of the Corporation (in person or by agent, attorney, or accountant) as are the books and records of the Corporation.

SECTION 8. Duration of Plan.

      No Options may be granted hereunder after the date that is ten years from the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved by the shareholders of the Corporation.

SECTION 9. Amendment of Plan.

      The Board may, insofar as permitted by law, with respect to any shares that at the time are not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. However, the Plan shall not, without approval of the shareholders holding the majority of the outstanding shares of all classes of voting stock of the Corporation, be amended in any manner that will: (1) cause Incentive Options issued under it to fail to satisfy the applicable requirements of section 422A of the Code (the consent of the effected Holder is also required); (2) change the number of shares of Stock subject to the Plan; (3) change the designation of the class of employees eligible to receive Options; (4) decrease the price at which Incentive Options may be granted; (5) remove the administration of the Plan from the Committee; or
(6) materially increase any benefits available under the Plan. In the event that the Plan is registered under section 12 of the Exchange Act, no revision or amendment of the Plan shall cause it to no longer comply with the requirements of section 16(b) of the Exchange Act, any Rule, any successor statute or rule or other regulatory requirements.

SECTION 10. General.

      10.1. Implication of Funds. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes.

      10.2. Right of the Corporation and Affiliates to Terminate Employment. Nothing contained in the Plan, or in any Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate his employment any time.

      10.3. No Liability for Good Faith Determinations. Neither the members of the Board nor the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option granted under it. Members of the Board and the Committee will be indemnified and reimbursed by the Corporation with respect to any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

      10.4. Information Confidential. As partial consideration for the granting of each Option hereunder, the Holder shall agree with the Corporation that he will keep confidential all information and knowledge that he has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder's spouse and tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration such breach, in determining whether to recommend the grant of any future Option to such Holder, as a factor militating against the advisability of granting any such future Option to such individual.

      10.5. Other Benefits. Participation in the Plan shall not preclude the Holder from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing, retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

      10.6. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

      10.7. No Guarantee of Interests. There is no guarantee or representation as to the present or future value of the Stock.

      10.8. Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Affiliates; provided, however, the Corporation or an Affiliate may recover any and all damages, fees, expenses, or costs arising out of any actions taken by the Corporation to enforce its rights hereunder.

      10.9. Corporation Records. Records of the Corporation or its Affiliates regarding the Holder's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

      10.10. Information. The Corporation and its Affiliates shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

      10.11. No Liability of Corporation. The Corporation assumes no obligation or responsibility to the Holder or his legal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of, the Committee.

      10.12. Corporation Action. Any action required of the Corporation shall be by resolution of its Board or by a person authorized to act by resolution of the Board or bylaw of the Corporation.

      10.13. Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

      10.14. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or by a nationally recognized courier service. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance herewith or, if by courier, 24 hours after it is sent, addressed as described in this Section. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates.

      10.15. Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

      10.16. Successors. The Plan shall be binding upon the Holder, his legal representatives, heirs, legatees and distributees upon the Corporation, its successors, and assigns, and upon the Committee, and its successors.

      10.17. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

      10.18. Governing Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. Questions arising with respect to the provisions of an Agreement that are matters of contract law shall be governed by the laws of the state specified in the Agreement, except to the extent preempted by federal law and except to the extent that Delaware corporate law conflicts with the contract law of such state, in which event Delaware corporate law shall govern. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

      10.19. Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

SECTION 11. Approval of Shareholders.

      The Plan shall take effect on the date it is adopted by the Board. However, if this Plan is not approved by the holders of a majority of the outstanding shares of equity securities of the Corporation having voting rights within the period beginning on the date the Board adopts the Plan and ending 12 months after the date the Plan is adopted by the Board none of the Options granted hereunder shall constitute Incentive Options. In the event that the Plan is not so approved on or before the first annual meeting of stockholders of the Corporation following the date the Board adopts the Plan, if any Options are granted under the Plan before the date such stockholders do approve the Plan to individuals subject to suit under section 16(b) of the Exchange Act at the time of grant, such Options shall be null, void, and of no force and effect as of their grant date.

                                                                       EXHIBIT A

             (Amendment to Section 3.1 Adopted by the Board 4/7/92)

            RESOLVED, that Section 3.1 of the Corporation's 1990 Stock Option Plan, adopted by the Corporation's Board of Directors on December 1, 1990 and approved by the Corporation's Stockholders on November 27, 1991, be and hereby is amended and restated to read in its entirety as follows:

            "3.1 Stock Option Committee. The 1990 Plan shall be administered by the Committee, which shall have all powers attendant thereto, including the power to grant Options hereunder. The Committee shall consist of not less than two (2) members of the Board of Directors who shall be disinterested persons as defined in Rule 16b-3(c)(2)(i) promulgated under the Act."